Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 20, 2007 on the financials statements and financial highlights of the Access One Funds included in the Annual Report to Shareholders for the fiscal year ended October 31, 2007 in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-28330) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

February 27, 2008